EXHIBIT 99(D)

                              DPL CAPITAL TRUST II
                                    DPL INC.

                                OFFER TO EXCHANGE
                    8 1/8% CAPITAL SECURITIES FOR ANY AND ALL
                      OUTSTANDING 8 1/8% CAPITAL SECURITIES
                       (CUSIP NO. 2330AAA8 AND U26057AA4)
                    (ISIN NO. US23330AAA88 AND USU26057AA40)


To Our Clients:

         Enclosed is a Prospectus, dated _________ ___, 2001, of DPL Capital Trust II, a statutory business trust formed under the laws of the State of Delaware (the "Trust") and DPL Inc., an Ohio corporation (the "Company"), and a related Letter of Transmittal (which together constitute the "Exchange Offer") relating to the offer by the Trust to exchange its 8 1/8% Capital Securities (the "Exchange Capital Securities"), pursuant to an offering registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of the Trust's issued and outstanding 8 1/8% Capital Securities (the "Old Capital Securities"), upon the terms and subject to the conditions set forth in the Exchange Offer.

         Please note that the Exchange Offer will expire at 5:00 p.m., Exchange York City time, on _______, __, 2001, unless extended.

         The Exchange Offer is not conditioned upon any minimum number of Old Capital Securities being tendered.

         We are the holder of record and/or participant in the book-entry transfer facility of Old Capital Securities held by us for your account. A tender of such Old Capital Securities can be made only by us as the record holder and/or participant in the book-entry transfer facility and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Old Capital Securities held by us for your account.

         We request instructions as to whether you wish to tender any or all of the Old Capital Securities held by us for your account pursuant to the terms and conditions of the Exchange Offer. We also request that you confirm that we may on your behalf make the representations contained in the Letter of Transmittal.

         Pursuant to the Letter of Transmittal, each holder of Old Capital Securities will represent to the Trust and the Company that (i) the holder is not an "affiliate" of the Trust or the Company, (ii) any Exchange Capital Securities to be received by the holder are being acquired in the ordinary course of its business, and (iii) the holder has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such Exchange Capital Securities. If the tendering holder is a broker-dealer that will receive Exchange Capital Securities for its own account in exchange for Old Capital Securities, we will represent on behalf of such broker-dealer that the Old Capital Securities to be exchanged for the Exchange Capital Securities were acquired by it as a result of market-making activities or other trading activities, and acknowledge on behalf of such broker-dealer that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Capital Securities. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Capital Securities, such broker-dealer is not deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                                         Very truly yours,


                                         DPL INC.